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                         CONRAD C. LYSIAK
                  Attorney and Counselor at Law
                      601 West First Avenue
                            Suite 503
                   Spokane, Washington   99204
                          (509) 624-1478
                        FAX (509) 747-1770


                              November 13, 1996


Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C.   20549

                              RE: IGG International, Inc.


Gentlemen:

     Please be advised that, I have reached the following conclusions regarding the above offering:

     1. IGG International, Inc., formerly Alvarada, Inc., (the "Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Reno, Nevada and its principal place of business located in Cambridge, Massachusetts. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on April 6, 1987. The Company's existence and form is valid and legal pursuant to the representation above.

     2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time and one class of preferred stock. No shares of preferred stock have been issued. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The warrants and/or common stock to be sold under this Form SB-2 Registration Statement are likewise legal under the laws of the State of Nevada, and the said warrants and common stock, when exercised, will be legally issued, fully paid for and non-assessable.

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                              Securities and Exchange Commission
                              RE: IGG International, Inc.
                              November 13, 1996

     3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

     4.  The Company's outstanding shares are all common shares.
No preferred shares have been issued. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

     5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

     6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company.
Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax
Reform Act of 1986.

     7. By director's resolution, the Company has authorized the issuance of up to 500,000 Warrants to purchase 500,000 shares of Common Stock and 500,000 shares of Common Stock.

     The Company's Articles of Incorporation presently provide the authority to the Company to issue 25,000,000 shares of Common Stock, $0.01 par value. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of up to 500,000 Warrants to purchase 500,000 shares of Common Stock and 500,000 shares of Common Stock thereunder, would be within the authority of the Company's directors and would result in the legal issuance of said shares.

                              Yours truly,

                              /s/ Conrad C. Lysiak